Exhibit 10.27

EXECUTIVE SEVERANCE PLAN
SEVERANCE AND RELEASE AGREEMENT

TREEHOUSE FOODS, INC., together with its subsidiary (Bay Valley Foods, LLC), and each of their subsidiaries, affiliates, predecessors, successors, directors, officers, fiduciaries, insurers, employees and agents (hereinafter collectively referred to as the “Company”), and Lori Roberts, for yourself, your spouse, family, assignees, heirs, agents and attorneys (individually or jointly, “You” or “Your”) agree and represent as follows:

WHEREAS, the parties agree and wish to ensure that they have amicably resolved and settled all possible differences, claims, or matters pertaining to, arising from, or associated with Your employment with the Company and subsequent termination from employment; and

WHEREAS, You acknowledge that Your Severance Benefits, as described below, are being paid pursuant to the TreeHouse Foods, Inc. Executive Severance Plan, as amended and restated as of April 26, 2017 and further amended as of February 7, 2021 (the “Plan”), and payment under such Plan is contingent on Your executing and not revoking a valid release as well as agreeing to certain continuing obligations pursuant to the Plan; and that You are receiving additional consideration to which You are otherwise not entitled;

THEREFORE, the parties mutually agree to enter into this Executive Severance Plan Severance and Release Agreement (“the Agreement”) and agree as follows:

1.Termination. You acknowledge and confirm that You were terminated from Your position and employment with the Company as well as from any officer positions You hold with the Company, with such termination effective December 31, 2021 (the “Termination Date”).

2.Severance Payments and Other Consideration.
(a)In consideration of Your execution of this Agreement and for the releases granted herein, and in accordance with the terms and conditions of the Plan, the Company agrees to pay and provide You the following amounts and items (for purposes of this Agreement, the payments and benefits set forth in this Section 2 are referred to collectively as the “Severance Benefits”):

(i)Severance Payments. If You sign and do not revoke this Agreement, You will receive the amount payable to You as a Tier I Executive under the Plan, which amount shall equal one (1) times Your Base Salary (as such term is defined under the Plan), minus all legally required federal and state payroll deductions and authorized deductions (the “Severance Payment”). Such Severance Payment shall be paid in accordance with and subject to the terms of the Plan, including but not limited to Section 7(c) of the Plan which requires the Severance Payment to be paid as permitted pursuant to Internal Revenue Code Section 409A and its implementing regulations at Treasury Regulation Section 1.409A-1, et seq., and to be paid as salary continuation in certain installments (typically equal or approximately equal) in accordance with the Company’s standard payroll practices. The period of continued salary payments shall be referred to as the “Severance Period.” The Severance Payments will not begin until after the seventh (7th) day following the execution of this Agreement provided that You have not revoked such executed Agreement.

(ii)COBRA Health Benefits.
(1)Your current health (medical, prescription drug, dental, hospitalization) benefits coverage through the Company will end on the Termination Date. Effective as of the day immediately following the Termination Date, You shall be eligible to continue receiving group health insurance pursuant to the federal law known as “COBRA,” 29 U.S.C. § 1161 et seq.; provided, however, that You must formally and timely elect COBRA continuation coverage pursuant to the COBRA materials that will be provided to You by the Company (or its designee for such purpose) under separate cover.

(2)The Company will pay the Company’s share of premiums for such health benefits (as are normally paid by the Company on behalf of similarly-situated actively employed executives of the Company), consistent with the terms of the Plan, until the earliest of (A) the expiration of the Severance Period; (B) the date of Your death, provided that benefits provided to Your spouse and dependents shall not terminate upon Your death; or (C) the date, or dates, You become eligible to receive substantially equivalent group health coverage and benefits from another employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis) or from the employer of Your spouse. In order to continue coverage pursuant to COBRA, You must at all times pay the active employee premium costs on at least a monthly basis for as long as, and to the extent that, You remain eligible for COBRA continuation coverage. If Your coverage under this Subsection 2(a)(ii) terminates due to any event or occurrence other than Clauses (A), (B) or (C) of this Subsection 2(a)(ii)(2), the Company will provide You with a lump-sum payment in an amount equal to the number of remaining months of coverage to which You are entitled times the then-applicable Company portion of the premium for the relevant benefit plan in which You participated, with such lump sum amount to be paid during the second month following the month in which such coverage expires.

(iii)Incentive Compensation. Subject to the terms set forth in the Plan, You will receive Target Incentive Compensation in an amount equal to one (1) times the Incentive Compensation You would have received for the calendar year which includes Your Termination Date (that is, 2021) had You remained employed with the Company through the date such payment would have been made to You under the applicable plan, calculated as if performance had met the “target” level. You will receive such Target Incentive Compensation payment in the same form and at the same time in 2022 that active employees receive or would typically receive incentive compensation payments under the applicable plan (currently anticipated in March 2022).

(iv)You acknowledge that, except as otherwise set forth herein, all other benefits shall cease upon the Termination Date. You acknowledge that nothing in this Agreement or in the Plan amends or modifies the terms of any plan of benefits, contract or program providing for medical, prescription drug, dental and hospitalization benefits and that all such benefits, as such terms may be amended from time to time by the Company in its sole discretion, shall be provided in accordance with the terms of the applicable plan, contract or program.

(b)Incentive Bonus for Calendar Year 2021. The Company agrees to pay You, in addition to the Incentive Compensation payment set forth in Subsection 2(a)(iii) above, the incentive bonus for 2021 that You would have become entitled to had Your employment continued until the date upon which eligibility for such bonus is triggered under the applicable plan. You will receive such bonus at the same time as eligible employees receive or would typically receive the bonus, currently anticipated in or about March 2022. Notwithstanding the foregoing, Your entitlement to any such prorated bonus for calendar year 2021 is contingent upon Your earning such bonus under the applicable plan pursuant to the formula, performance targets and any other criteria set forth in the plan and as established specifically for You and/or Your organization for 2021. Accordingly, this provision does not guarantee such bonus if no such bonus would have been earned under the applicable formula, performance targets and any other criteria.

(c)You acknowledge that the Severance Benefits will be reported to the IRS and other appropriate taxing authorities as income and will be subject to withholding to the extent required by law.

(d)You acknowledge that, except as otherwise set forth above, the Severance Benefits do not entitle You, and You specifically waive any rights, to any and all Company bonuses including, but not limited to annual incentive plan payments; or holiday, merit, or performance bonuses of any kind; or severance payments under any version of the Executive Severance Plan in effect prior to the Plan (defined above as the Executive Severance Plan, amended and restated as of April 26, 2017 and further amended as of February 7, 2021) and You specifically agree and acknowledge that any such prior version of the Executive Severance Plan has no force or effect.

(e)You consent to and agree that the Company may offset from the Severance Benefits any business expenses or other debts owed by You to the Company that have not been reconciled to the Company’s satisfaction, and the cost of any Company property that has not been returned to the Company.

3.Final Paycheck and Vacation Pay. You acknowledge that Your final paycheck, representing Your compensation for Your service through the Termination Date, less all applicable federal and state payroll taxes required to be withheld or paid, and any authorized deductions, will be paid in accordance with the Company’s standard payroll practices. You agree to mutually determine with the Company the number of currently unused vacation days for 2021. Thereafter, the Company will as soon as practicable pay You (less all applicable federal and state payroll taxes required to be withheld or paid and any authorized deductions) for any accrued and unused vacation time through the Termination Date. You further acknowledge that You have not suffered any on-the-job injury for which You have not already filed a claim.

4.Retirement/401(k) Plan/Stock Equity. You understand and acknowledge that Your right to continue participation, if any, in any Company sponsored retirement or 401(k) Plan, whether tax-qualified or non-qualified, shall be governed by the terms of such plan and not this Agreement. Any grants of equity in the Company that You have received, regardless of form or status, shall be governed by the applicable grant and governing plan documents. Nothing in this Agreement shall expand, diminish or otherwise modify Your or the Company’s rights and obligations contained in any of the aforementioned documents, and the Company strongly recommends that You review the documents.

5.Conditions and Limitations of Payments. The Plan is hereby incorporated by reference and all payments made or to be made pursuant to Subsection 2(a) hereof shall be subject to the conditions and limitations under the Plan, including but not limited to the conditions and limitations respecting Company Property (Section 5(d) of the Plan), Confidentiality (Section 5(e) of the Plan), Non-Solicitation of Employees (Section 5(f) of the Plan), Non-Disparagement (Section 5(g) of the Plan), Confidentiality of Payments under the Plan (Section 5(h) of the Plan), Regulatory Compliance (Section 5(i) of the Plan), Cooperation (Section 5(j) of the Plan) and Remedies (Section 5(k) of the Plan). The Plan is attached hereto as Exhibit A. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to prohibit You from initiating or participating fully (including, to the extent protected by law, the act and method of providing confidential information) in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the U.S. Securities & Exchange Commission, the Illinois Department of Human Rights or any other governmental agency for which this Agreement cannot impose any such limitation.

6.Confidentiality of Agreement. You agree that the terms of this Agreement shall be and remain confidential and shall not be disclosed by You to any party other than (a) Your spouse or, only as necessary to advise You in connection with this Agreement, Your attorney, accountant, or tax preparer; provided that any such person must first agree to keep any and all such information confidential; or (b) as may be compelled by valid legal process. The Company agrees that the terms of this Agreement shall be and remain confidential and shall only be disclosed as may be compelled by law or to those who need to know in order to enter into and/or effectuate the terms of this Agreement.

7.Non-Admission. This Agreement and compliance with it shall not be construed as an admission by the Company of any liability whatsoever, or as a Company admission of any violation of Your or any person’s rights, violation of any order, law, statute, duty, or contract whatsoever applicable to You or any person. The Company specifically disclaims any liability to You or any other person for any alleged violation of Your or any person’s rights, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company, any of its related organizations or any of their directors, officers, employees or agents.

8.General Release by You. In exchange for the Severance Benefits, You are waiving and releasing all known or unknown claims and causes of action You have or may have, as of the day You sign this Agreement, against the Company arising out of Your employment, including Your separation from employment. The claims You are releasing include, but are not limited to, any and all allegations that the Company:

(a)has discriminated or retaliated against You in violation of the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Sarbanes-Oxley Act of 2002, the Family and Medical Leave Act of 1993, or on the basis of race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders;

(b)has violated any other obligation to You under any local, state or federal laws, constitutions, regulations, ordinances or executive orders, including without limitation any obligations to You under the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment Retraining and Notification Act, or the National Labor Relations Act and/or any comparable state or local laws or regulations;

(c)has violated its personnel policies, procedures, handbooks, any covenant of good faith and fair dealings, or any express or implied contract or any kind;

(d)has violated public policy or statutory or common law, including claims for: personal injury; invasion of privacy; retaliatory discharge; negligent hiring, retention or supervision; defamation; fraud; duress; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to You and any member of Your family; and/or promissory estoppel; or

(e)is in any way obligated for any reason to pay You damages, expenses, litigation costs (including attorneys’ fees), backpay, front pay, disability or other benefits (other than any accrued and vested pension benefits), compensatory damages, punitive damages, and/or interest.

9.Excluded from the General Release set forth in Section 8 above are any claims or rights which cannot be waived by law, including Your right to accrued vacation, if any. For the avoidance of doubt, nothing in this Agreement shall be construed to prohibit You from filing or having filed a charge/complaint, including a challenge to this Agreement’s validity, or reporting or having reported any concern about workplace harassment or discrimination with the Equal Employment Opportunity Commission, the U.S. Securities & Exchange Commission, the National Labor Relations Board, the Illinois Department of Human Rights or any other governmental agency for which this Agreement cannot lawfully so prohibit (although You waive any right to lost back or front pay or employee benefits in the event of such filing) or participating fully in any investigation or proceeding conducted by any such agency.

10.Covenant Not To Sue. A “covenant not to sue” is a legal term which means You promise not to file a lawsuit in court. It is separate and different from the General Release of claims set forth in Section 8 above. In addition to waiving and releasing the claims covered by Section 8 above, by entering into this “covenant not to sue” You further agree never to sue the Company in any forum for any reason covered by the General Release language in Section 8 above. Notwithstanding this “covenant not to sue,” You may bring a claim against the Company to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. If You sue the Company in violation of this Agreement, You will be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a lawsuit. Alternatively, if You sue the Company in violation of this Agreement, the Company can require You to return all but $100 of the money and other benefits paid to You pursuant to this Agreement. In that event, the Company shall be excused from making any further payments or continuing any benefits otherwise owed to You under Section 2 of this Agreement. As indicated above, it would not violate any part of this Agreement to sue the Company to enforce this Agreement, to challenge the validity of this Agreement under the ADEA, to file claims that by law You cannot waive, or to file a charge/complaint with or participate in an investigation initiated by a governmental agency.

11.General Release by the Company. The Company voluntarily and knowingly waives, releases, and discharges You from any and all claims, liabilities, demands, and causes of action of which the Company’s officers and directors were aware at the time it executed this Agreement that it may have or claim against You arising out of or related to any matter, event, fact, act, omission, cause or thing which existed, arose, or occurred prior to execution of this Agreement.

12.Notices. You understand and agree that:
(a)You have carefully read and fully understand all of the provisions of this Agreement;

(b)You are entering into this Agreement knowingly and voluntarily and You knowingly and voluntarily agree to be bound by this Agreement;

(c)You have been advised, and hereby are again advised by this Agreement, to consult, as is Your right, with an attorney of Your choice before signing this Agreement;

(d)You may take up to a full twenty-one (21) days to consider this Agreement before executing it;

(e)You are not otherwise entitled to the Severance Benefits;

(f)You are, through this Agreement, releasing the Company from any and all claims You may have against the Company, including claims under the Age Discrimination in Employment Act of 1967(with the exception of challenges under the Older Workers Benefits Protection Act to a waiver of such claims), to the extent permitted by law;

(g)You have a full seven (7) days after You sign this Agreement to revoke this Agreement (the logistics of which are detailed more fully in Section 13 of this Agreement) and You have been and are hereby re-advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired;

(h)You understand that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived; and

(i)This Agreement (including any provisions in the Plan that are incorporated herein) is the entire Agreement between You and the Company regarding the termination of Your employment with the Company.

13.Revocation/Payment. After You sign this Agreement, You will have seven (7) days to revoke it if You change Your mind. If You want to revoke the Agreement, You must deliver a written revocation to:

Kristy N. Waterman
Executive Vice President, General Counsel & Corporate Secretary
TreeHouse Foods, Inc.
2021 Spring Road, Suite 600
Oak Brook, Illinois 60523

You must deliver Your revocation within seven (7) calendar days after You signed this Agreement. If You do not revoke this Agreement within the seven (7) day period, You will receive the Severance Benefits.

14.Miscellaneous.
(a)This writing (with the Plan which has been incorporated by reference) represents the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith. Notwithstanding the foregoing, You remain obligated under any confidentiality agreement and/or non-disclosure agreement that You have executed pursuant to Your employment with the Company. For the avoidance of doubt, You agree and acknowledge that You remain bound to the provisions in the Plan incorporated herein, including without limitation, the following provisions: Company Property (Section 5(d) of the Plan), Confidentiality (Section 5(e) of the Plan), Non-Solicitation of Employees (Section 5(f) of the Plan), Non-Disparagement (Section 5(g) of the Plan), Confidentiality of Payments under the Plan (Section 5(h) of the Plan), Regulatory Compliance (Section 5(i) of the Plan), Cooperation (Section 5(j) of the Plan) and Remedies (Section 5(k) of the Plan). This Agreement may not be altered or amended except by mutual agreement evidenced by a writing signed by both parties and specifically identified as an amendment to this Agreement.

(b)Except as specifically provided above, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns.

(c)This Agreement is made pursuant to and shall be governed, construed, and enforced in all respects and for all purposes in accordance with the laws of the state of Illinois without regard to the law of conflicts.

(d)Each payment under this Agreement is intended to be treated as one of a series of separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and Treas. Reg. §1.409A-2(b)(2)(iii).

(e)If any part of this Agreement is found to be invalid, the remainder of the Agreement will be enforceable.

15.To signify their agreement to the terms of this Agreement, the parties have executed this Agreement on the dates set forth opposite their signatures.

/s/ Lori Roberts
Employee

February 9, 2022
Date

The Company

/s/ Kristy N. Waterman
By: Kristy Waterman
EVP, General Counsel

December 31, 2021
Date

ACKNOWLEDGMENT

I, Lori Roberts, hereby acknowledge that on February 9, 2022, I received the Executive Severance Plan Severance and Release Agreement (the “Agreement”) for my review and consideration.

I also acknowledge that the Company has advised me to consult with an attorney before executing the Agreement, which is a legal document. I understand that I have twenty-one (21) days from the above-stated date of receipt of this Agreement to execute the Agreement. Further, I understand that, should I decide to execute the Agreement, I may revoke my acceptance of this Agreement within seven (7) days following the execution and that the release provision and all other provisions of the Agreement will not become effective or enforceable until the revocation period has expired.

Finally, I understand that I will be receiving from the Company a notice regarding the continuation of health benefits (COBRA notice) and that I must elect continuation coverage and return my election form to the Company in order to continue health benefits.

/s/ Lori Roberts
Lori Roberts

February 9, 2022
Date

ACKNOWLEDGMENT AND WAIVER

I, Lori Roberts, as evidenced by my signature below, acknowledge and understand that by signing the Executive Severance Plan Severance and Release Agreement (the “Agreement”) with the Company, sooner than twenty-one (21) days following my receipt of the Agreement, I am knowingly and voluntarily waiving my right to consider the Agreement for twenty-one (21) days and accept such lesser time as I utilized. I promise and guarantee that neither the Company, nor its parent corporation, nor any of its subsidiaries, affiliates, employees, agents or representatives, induced this waiver of the full twenty-one (21) day period by fraud, misrepresentation or a threat to withdraw or alter the Agreement before the expiration of the twenty-one (21) day period.

I understand that I have until seven (7) days following the date of my signing of the Agreement to revoke the Agreement by delivering a signed, written revocation to the person identified in Section 13 of the Agreement.

/s/ Lori Roberts
Lori Roberts

February 9, 2022
Date